Exhibit 10.02

LICENSE AGREEMENT

This License Agreement (this “Agreement”) is made effective as of February 14, 2025, by and between Predictive Technologies, LLC, a Colorado limited liability company, having a principal place of business at 9800 Pyramid Court, Suite 400, Englewood, Colorado 80112 (“Licensor”), and Lode-Star Mining Inc., a Nevada corporation, having a principal place of business at 13529 Skinner Rd. Suite N. Cypress, Texas 77429 (“Licensee”). On the date hereof, Licensee shall change its name to “FinTrade Sherpa, Inc.”

RECITALS

WHEREAS, Licensor owns the entire right, title and interest in the Predictive News Event Mapping & Stock Impact Analysis System (PNE-SIA) including the application, underlying source code and object code, and related product as set forth in Appendix A (the “Licensed Technology”); and

WHEREAS, Licensor has entered into an “Agreement for Development and Commercialization of Derivative Products” (the “Development Agreement”) with Tarka L’Herpiniere, an individual residing at 198 Route de la Roumnaz, 74400 Chamonix-Mont-Blanc, France (“Developer”), a former member and Chief Technology Officer of Licensor, the Development Agreement having been executed on January 28, 2025 and having an effective date of September 1, 2024; and

WHEREAS, the Development Agreement authorizes Developer to use the Licensed Technology to create derivative works of the Licensed Technology such as modifications, improvements and additions (the “Derivative Works”); and

WHEREAS, Licensee desires to license the Licensed Technology to utilize the Licensed Technology and the Derivative Works;

NOW THEREFORE, the parties agree as follows:

1. Grant of License

Licensor hereby grants Licensee an exclusive worldwide license (the “License”) to the Licensed Technology.

2. Fees

2.1. License Fee

Licensee agrees to pay Licensor a total fee of $440,000 for the Licensed Technology (the “License Fee”), payable in monthly installments of $5,000 due on the 1st business day of each month.

Upon payment in full of the License Fee, the License shall automatically convert into a perpetual, fully paid-up and irrevocable worldwide license to the Licensed Technology, and Licensor shall unconditionally provide Licensee with a complete and current copy of the Licensed Technology without requiring any additional payments or encumbrances.

2.2 Late Payment

2.2.1 Late Payment Fee

If any monthly installment payment of the License Fee is not received by Licensor by the 5th day of the month in which it is due, Licensee agrees to pay a late fee of 2.5% of the overdue amount (the “Late Fee”). The Late Fee will be applied automatically to any payment that is not received by the due date and will be added to the outstanding balance. The Late Fee will accrue each month on any overdue amounts until the balance is paid in full.

2.2.2 Licensee Rights

In the event that Licensee fails to make any payments when due, Licensee shall have an additional 30-day cure period commencing on the date such payment was due to make such payments. In the event such payment is not made prior to the expiration of such cure period, Licensee will lose the right to use the Licensed Technology , and this loss of rights shall continue until such time as any overdue amounts (including any accrued Late Fees) have been paid in full.

2.3 Early Payment Option

Licensee may, at its discretion, pay all or a portion of the total amount of the License Fee (and any accrued and unpaid Late Fees) at any time prior to the final installment due date. Upon early payment of the License Fee in full, the License shall automatically convert into a perpetual, fully paid-up and irrevocable worldwide license to the Licensed Technology as set forth in Section 2.1. In the event Licensee makes a payment that exceeds the amount of the monthly installment payment, Licensor agrees to credit the excess payment toward future monthly installment payments

3. Term

This Agreement shall commence on the date first written above and shall continue until terminated in accordance with the terms hereof.

4. Ownership

Licensee acknowledges that Licensor retains all rights, title, and interest in the Licensed Technology unless explicitly stated otherwise in this Agreement.

Licensee shall own the entire right, title and interest in any modifications, improvements, or creations developed by Developer or Licensee using the Licensed Technology and in the Derivative Works, developed prior to, as well as subsequent to, the execution of this Agreement. Ownership of such modifications, improvements, or creations developed by Developer or Licensee using the Licensed Technology, and in the Derivative Works, shall vest with Licensee immediately upon their creation. Licensor acknowledges that it has no rights in any of the modifications, improvements, or creations of the Licensed Technology, or in the Derivative Works developed by Developer or Licensee.

5. Use of Licensed Technology

Licensee shall use the Licensed Technology in compliance with all applicable laws and regulations.

Licensor guarantees to Licensee that the Licensed Technology shall be available to Licensee at all times and that the Licensed Technology will deliver all of the AI technologies as described in Appendix A.

In the event that Licensor directly or indirectly sells or transfers its ownership rights in the Licensed Technology to a third party, Licensor agrees to transfer Licensor’s obligations under this Agreement to the third party, and provide Licensee with a current and unencumbered version of the Licensed Technology at no further cost to the Licensee other than the monthly License Fee installments due as of the date of Licensor’s transfer of ownership rights in the Licensed Technology.

6. Restrictions

Below is a list of restrictions on the use, modification, or distribution of the Licensed Technology by Licensee. Under the terms of this Agreement, Licensee shall not:

a.	Merge, de-compile, or reverse-engineer the License Technology except as provided in Section 4;

b.	Disclose any source codes related to the Licensed Technology to any third parties; or

c.	Distribute or share the Licensed Technology with any third parties except that Licensee is free to distribute or share improvements, modifications, creations and derivative works of the Licensed Technology developed by Licensee.

7. Indemnification

7.1 Losses For the purposes of this Section 7 the terms “Loss” and “Losses” mean any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs, and expenses, including without limitation, interest, penalties, fines and reasonable attorneys, accountants and other professional fees and expenses, but excluding any indirect, consequential or punitive damages suffered by Licensor or Licensee including damages for lost profits or lost business opportunities.

7.2 Agreement of Licensee to Indemnify

Licensee will indemnify, defend, and hold harmless, to the full extent of the law, during the term of this License Agreement, Licensor from, against, for, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by Licensor by reason of, resulting from, based upon or arising out of:

a.	the breach by Licensee of any representation or warranty of Licensee contained in or made pursuant to this Agreement, any document or any certificate or other instrument delivered by Licensee pursuant to this Agreement; or

b.	the breach by Licensee of any covenant or agreement of Licensee made in or pursuant to this Agreement or any document or any certificate or other instrument delivered by Licensor pursuant to this Agreement.

7.3 Agreement of Licensor to Indemnify

Licensor will indemnify, defend, and hold harmless, to the full extent of the law, during the term of this License Agreement, Licensee from, against, for, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by Licensee by reason of, resulting from, based upon or arising out of:

a.	the breach by Licensor of any representation or warranty of Licensor contained in or made pursuant to this Agreement, any document or any certificate or other instrument delivered by Licensor pursuant to this Agreement; or

b.	the breach by Licensor of any covenant or agreement of Licensor made in or pursuant to this Agreement or any document or any certificate or other instrument delivered by Licensor pursuant to this Agreement.

8. Termination

8.1 Right to Terminate

Either party may terminate this Agreement upon a breach of any of the material terms and conditions of this Agreement by the other party by providing written notice to such breaching party, subject to Section 8.2. In addition, in the event that Licensor becomes insolvent, files for bankruptcy or is otherwise unable to pay its debts as they come due, Licensee may immediately terminate this Agreement by written notice to Licensor.

8.2 Cure Period for Breaches

If either party wishes to terminate this Agreement under Section 8.1, the party seeking termination must first provide the other party with written notice of the alleged breach. The breaching party will then have 30 days from the date of receipt of the notice to cure the breach, after which this Agreement may be terminated immediately if the breach remains unresolved.

8.3 Effect of Termination

8.3.1 – Breach by Licensee

Upon termination of this Agreement by Licensor for breach by Licensee:

a.	Licensee shall immediately cease using the Licensed Technology.

b.	Any rights granted to Licensee under this Agreement shall be revoked.

c.	Licensee must return or destroy any copies of the Licensed Technology in its possession, subject to any applicable ownership provisions. Nothing in this Section shall affect Licensee’s ownership of the modifications, improvements, or creations of the Licensed Technology, or in the Derivative Works developed by Developer or Licensee.

8.3.2 – Breach by Licensor

In the event Licensee terminates this Agreement under Section 8.1 because Licensor becomes insolvent, files for bankruptcy or is otherwise unable to pay its debts as they come due, Licensor shall immediately provide a complete and current version of the Licensed Technology to Licensee free of any encumbrances and at no further cost to the Licensee other than the monthly License Fee installments due as of the date of Licensor’s breach.

In the event that Licensor fails to deliver the Licensed Technology to Licensee at any time during the term of this Agreement, Licensee shall be entitled to damages for any financial losses incurred as a result.

8.3.3 – Termination of Payment Obligations

Upon receipt of the full payment of the License Fee, Licensee’s payment obligations shall terminate, and Licensor shall immediately provide Licensee with a current and complete copy of the Licensed Technology at no further cost beyond the fully paid License Fee. The termination of Licensee’s payment obligations shall have no bearing on the rest of this Agreement, which terms will continue to apply to the perpetual, fully paid-up and irrevocable worldwide license to the Licensed Technology granted by Licensor to Licensee.

9. Miscellaneous

9.1 Modification of Terms

Neither party may modify any of the terms of this Agreement without the express written consent of the other party. Any modifications or amendments to this Agreement must be made in writing and executed by both parties.

9.2 Relationship of the Parties

This Agreement does not create any agency, partnership, or joint venture relationship between the parties. Neither party shall have the authority to bind or obligate the other party in any way except as explicitly stated in this Agreement.

9.3 Entire Agreement

This Agreement, including all appendices, schedules and agreements referenced in the Recitals, constitutes the entire understanding between the parties with respect to the subject matter of this Agreement. All prior agreements not specifically referenced in this Agreement, representations, warranties, and understandings, whether written or oral, are superseded by this Agreement. No other agreements, whether verbal or written, shall be binding unless executed by both parties in writing.

9.4 Dispute Resolution

If a dispute arises out of or relates to this Agreement or its breach (the “Matter”), the parties agree to resolve the Matter as follows:

a.	a party (the “Initiating Party”) shall submit written notice of the Matter to the other parties and request negotiation;

b.	the parties shall attempt in good faith to resolve any Matter arising out of or relating to this Agreement promptly by negotiation between representatives which the parties may appoint, and

c.	if the Matter has not been resolved within 30 days of a party’s request for negotiation, either party may request that the Matter be submitted to a sole mediator selected by the parties for mandatory mediation of not more than five days’ duration.

If the Matter has not been resolved by such mediation, either party may submit the Matter for final and binding arbitration administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules and Mediation Procedures.

Any award of the AAA shall be final and binding on the parties and shall be enforceable in any court having jurisdiction over the party from whom enforcement is requested.

9.5 Legal Validity

If any provision of this Agreement is found to be legally invalid or unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement shall remain in full force and effect. The parties intend for the invalid provision to be stricken, but the rest of this Agreement shall continue to be binding.

9.6 Force Majeure

Neither party shall be held liable for any delay or failure in performance under this Agreement due to events beyond its reasonable control, including but not limited to natural disasters or acts of government.

9.7 Confidentiality

Both parties agree to maintain the confidentiality of any proprietary or sensitive information shared during the course of this Agreement. This confidentiality obligation shall survive the termination or expiration of this Agreement.

9.8 Governing Law and Jurisdiction

This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, without regard to its conflicts of laws principles. Both parties irrevocably submit to the exclusive jurisdiction of the courts in the State of Colorado for any dispute arising out of or related to this Agreement.

9.9 Assignment

Neither party may assign or transfer its rights or obligations under this Agreement without the prior written consent of the other party, except that the Licensor may assign its rights to receive payments under this Agreement without the Licensee’s consent. No permitted assignment of this Agreement by Licensee shall relieve Licensee of its obligations hereunder.

9.10 Survival

The rights and obligations set forth in Sections 7, 9.4, 9.7, 9.8 and 9.11 shall survive the termination of the Agreement.

9.11 Representations and Warranties of Licensor

9.11.1 Licensor represents and warrants to Licensee as follows:

a.	Licensor is the sole and exclusive owner of the Licensed Technology. No other parties have any right or interest in or to the Licensed Technology;

b.	Licensor’s rights to the Licensed Technology are free and clear of all liens, claims, security interests and other encumbrances of any kind or nature;

c.	Licensor has not granted any licenses to use the Licensed Technology to any other parties;

d.	Licensor has the right and power to enter into this Agreement, and has made no prior transfer, sale or assignment of any part of the Licensed Technology, or the intellectual property rights pertaining to the Licensed Technology, other than the Development Agreement with Developer;

e.	Licensor expressly warrants that the Licensed Technology is capable of carrying out the tasks and processes set forth in Appendix A;

f.	As of the date of this Agreement, Licensor is not aware of any parties infringing on the Licensed Technology or the intellectual property rights pertaining to the Licensed Technology;

g.	vii) Licensor is not aware that the Licensed Technology infringes upon any third party’s intellectual property rights; and

h.	The Licensed Technology was not developed with the use of confidential information or trade secrets of a third party, or in other respects in violation of law, and there is no action, order or proceeding, to Licensor’s knowledge, alleging any of the foregoing.

9.11.2. Each of the warranties and representations set forth above shall be true on and as of the date of this Agreement, as though such warranty and representation were made as of such time. All warranties and representations shall survive termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Licensor: Predictive Technologies, LLC

By:	/s/ Mike Wing
Name: Mike Wing
Title: CEO

Licensee: Lode-Star Mining, Inc.

By:	/s/ Mark Walmesley
Name: Mark Walmesley
Title: CEO

Appendix A

Licensed Technology Description – Predictive News Event Mapping & Stock Impact Analysis System (PNE-SIA) Technology Name: Predictive News Event Mapping & Stock Impact Analysis System (PNE-SIA)

●	Primary Function: The PNE-SIA is a proprietary software system designed to predict the occurrence of news events likely to impact a specific stock price and to estimate the potential magnitude and direction of that impact. It achieves this through:

●	Automated, real-time collection and analysis of news data from global news outlets and social media platforms.

●	Integration and curation of expert knowledge (via the system) through a data entry system.

●	Application of sophisticated Machine Learning (ML) models to predict the type, content, and timing of relevant news events.

●	Mapping of predicted events to historical news events and corresponding stock price movements for predictive analysis.

●	Creation of transparent financial intelligence reports with source references.

●	Core Technologies:

●	Natural Language Processing (NLP)

●	Machine Learning (ML)

●	Large Language Models (LLMs)

●	Time Series Analysis

●	Statistical Modeling

●	Data Pipelines (ETL)

●	Database Management

●	Technical Components & Architecture:

●	Data Acquisition & Preprocessing:

●	News Data Sources: API access points for major news publishers, aggregators, and RSS feeds.

●	Social Media Sources: API access points for various social media platforms, structured and unstructured data processing.

●	Expert Knowledge Module: Database within the system for storage of expert analysis, with support for both structured and unstructured inputs.

●	Data Storage: Relational databases, NoSQL databases, Vector databases, and data lakes, all selected for performance and scalability.

●	Data Preprocessing Pipeline: Data cleaning, normalization, entity recognition, sentiment analysis, and feature engineering.

●	Predictive Modelling:

●	Large Language Model (LLM) Infrastructure:

●	Pre-trained LLM model(s) based on the transformer architecture (LLaMA) customized for financial text via additional training with specific datasets.

●	Weight and biases of the trained LLMs – the specific numerical parameters learned by the models to convert text to numerical representations for predictive analysis.

●	Event Prediction Module:

●	Time Series Forecasting models.

●	Classification models (Gradient Boosting).

●	Regression models.

●	Historical Mapping & Impact Analysis:

●	Vector embedding mapping algorithm.

●	Historical database.

●	Model Training & Evaluation:

●	Includes the training data and evaluation metrics used for the LLM and other predictive models.

●	Data Formats:

●	Input Data Formats: JSON, XML, plain text, HTML, RSS feeds, JSON, CSV.

●	Internal Data Storage: Relational database schema definitions, SQL queries, JSON, data lake storage structures.

●	Model & Weights Formats: Binary, HDF5.

●	Delivery Formats & Terms:

●	Source Code: Delivery via git repository or a secured physical medium.

●	Model Weights: Delivery via secure git LFS.

●	Documentation: Electronic format (PDF, HTML).